RMB Investors Trust
Plan Pursuant to Rule 18f-3 Under the Investment Company Act
Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.
RMB Investors Trust is an open-end management investment company registered under the 1940 Act (the “Trust”) and is authorized to issue shares of beneficial interest in separate series, with each series representing interests in a portfolio of securities and other assets. The Board of Trustees of the Trust has established and designated separate series of the Trust (each a “Fund” and, collectively, the “Funds”) and separate classes of each Fund (each a “Class” and, collectively, the “Classes”) as listed on Exhibit A.
Distribution and Account Maintenance Fees
As described in the Trust’s prospectus:
Class A Shares will be subject to an initial sales charge and will have a distribution fee, as described in the Trust’s plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Distribution Plan”). Class A Shares will also be subject to a deferred sales charge if an investment of $1 million or more is redeemed within one year.
Class C Shares will be subject to a distribution fee, as described in the Distribution Plan. Class C Shares may be subject to a deferred sales charge if shares are redeemed within one year.
Investor Class Shares will be subject to a distribution fee, as described in the Distribution Plan.
Class I Shares are not subject to an initial sales charge, a distribution fee or a deferred sales charge.
Voting Rights
Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance fees or ongoing distribution fees, as may be applicable. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.
Dividends
Dividends paid on each Class will be calculated in the same manner at the same time and will differ only to the extent that any account maintenance fee and any distribution fee relates to a particular Class.
Exchange Privileges
Holders of Class A Shares, Class C Shares, Investor Class Shares and Class I Shares shall have such exchange privileges as set forth in each Fund’s current prospectus, if any. Exchange privileges may vary among Classes and among holders of a Class. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

Expenses
Under this Rule 18f-3 Plan, certain expenses may be attributable to a Fund, but not to a particular Class thereof. All such expenses will be borne by each Class on the basis of the relative aggregate net assets of the Classes. Notwithstanding the forgoing, the investment advisor or other provider of services to the Trust may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3. A Class of shares may be permitted to bear expenses that are directly attributable to such Class including: (a) any distribution fee payments associated with the Distribution Plan and any other costs relating to implementing or amending such Distribution Plan (including obtaining shareholder approval of such Distribution Plan or any amendment thereto); and (b) any Class expenses determined by the Board of Trustees to be attributable to such Class.
FINRA Rule 2341
Any distribution arrangement of a Fund, including shareholder distribution fees, will comply with FINRA Rule 2341.
Other Rights and Obligations
Except as otherwise described above, in all respects, each Class of shares of each Fund will represent interests in the same portfolio of investments of a Fund, and be identical in all respects to each other Class of a Fund. The only differences among the various Classes or shares of the same Fund will relate solely to: (a) different distribution fee payments associated with the Distribution Plan and any other costs relating to implementing or amending such Distribution Plan (including obtaining shareholder approval of such Distribution Plan or any amendment thereto), which will be borne solely by shareholders of such Classes; (b) different initial sales charges and/or deferred sales charges as described in the prospectus; and (c) different Class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one Class of shares of a Fund upon approval by a majority of the Board of Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust, as defined by Section 2(a)(19) of the 1940 Act.
Amendments
All material amendments to this Rule 18f-3 Plan must be approved by a majority of the members of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust.
Adopted June 7, 2017
Amended December 6, 2017; March 7, 2019

Exhibit A
RMB Fund
Class A
Class C
Class I
RMB Mendon Financial Services Fund
Class A
Class C
Class I
RMB Mendon Financial Long/Short Fund
Class A
Class C
Class I
RMB International Small Cap Fund
Investor Class
Class I
RMB International Fund
Investor Class
Class I
RMB Japan Fund
Investor Class
Class I
RMB Small Cap Fund
Investor Class
Class I
RMB SMID Cap Fund
Investor Class
Class I
RMB Dividend Growth Fund
Investor Class
Class I